Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Lisa Langlands

1-510-420-7529

llanglands@netopia.com

Netopia Appoints Howard Slayen to Netopia Board of Directors

Retired PricewaterhouseCoopers Partner Has Extensive Experience Advising High Technology

and Telecommunications Companies

EMERYVILLE, Calif., April 29, 2003 — Netopia, Inc. (NASDAQ: NTPA), a market leader in broadband gateways and service delivery software, today announced that Howard T. Slayen has been appointed to serve on the Netopia Board of Directors and the Audit Committee, effective immediately.

Mr. Slayen retired from PricewaterhouseCoopers in 1999, and serves on the boards and advises a number of high tech companies, both public and private. He is a director and chairman of the audit committee of Lantronix, Inc., a NASDAQ-listed company, and also serves on the board of several early stage and well-established private companies.

At the time of his retirement, Mr. Slayen served as a corporate finance partner in the San Francisco and San Jose, California offices of PricewaterhouseCoopers. He previously served as partner in charge of the Financial Advisory Services practice for the Western United States and as tax partner in charge for the San Francisco, San Jose, and Houston, Texas offices of the legacy firm of Coopers & Lybrand. During his thirty-one year career at PricewaterhouseCoopers, he advised large private equity firms and assisted audit clients with tax and merger and acquisition matters. Mr. Slayen also served on the National Mergers and Acquisitions Steering Committee, High Technology Industry Group, and Venture Capital Industry Steering Group for Coopers and Lybrand.

“I worked with Netopia prior to my retirement from PricewaterhouseCoopers and developed a very high regard for the people and the technology. Netopia has a great reputation as a leader in the broadband equipment market. I look forward to being part of the Netopia Board as Netopia continues to expand its product offerings and relationships with major carriers,” said Mr. Slayen.

“Howard Slayen’s broad experience throughout his career advising institutional investors as well as leading telecommunications equipment companies makes him a tremendous addition to Netopia’s Board, and we look forward to having the benefit of his experience,” said Alan Lefkof, Netopia’s President and CEO.

About Netopia

Netopia, Inc. develops, markets and supports broadband equipment, software and services that simplify and enhance the delivery of broadband services to residential and business-class customers. Netopia’s offerings enable carriers and broadband service providers to improve their profitability with feature-rich modems, routers and gateways, software that manages to the edge of the network to reduce costs, and value-added services to enhance revenue generation. Netopia’s broadband equipment is interoperable with all major central office equipment suppliers, including Alcatel, Cisco, Copper Mountain Networks, Ericsson, Lucent Technologies, Nokia, Paradyne, Siemens, and Zhone Technologies. Netopia has established strategic distribution relationships with leading carriers and broadband service providers including BellSouth, Covad Communications, EarthLink, France Telecom, Hong Kong Telecom/PCCW, MegaPath Networks, Netifice, SBC Communications, Swisscom, Telecom Italia and Verizon.

Netopia’s service delivery platform includes the netOctopus® suite of gateway and PC management and customer support software solutions, and the Web eCommerce server software. netOctopus server software products enable remote support and centralized management of installed broadband gateways and end devices, allowing carriers and broadband service providers to “manage to the edge” of the network. netOctopus Desktop Support and eCare software enable broadband service providers and enterprises to support customers by remotely viewing and operating the customer’s desktop computer.

Headquartered in Emeryville, Calif., Netopia’s common stock trades on The Nasdaq Stock Market® under the symbol “NTPA.” Further information about Netopia can be obtained via phone 510-420-7400, fax 510-420-7601, or on the Web at www.netopia.com.

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